Hartman(1) Reopens Share Redemption Program
On September 25th, 2020, the Board of Directors for Hartman Short Term Income Properties, Inc. (Hartman XX) approved the reopening of the share redemption program for the fourth quarter of 2020. Hartman XX shareholders who choose to submit redemption requests received no earlier than October 1, 2020, will be redeemed during the first quarter of 2021 at their individual cost basis subject to any early redemption penalties (detailed below).

The Board of Directors initially adopted a share redemption program that permitted our stockholders to sell their shares back to us after they have held them for at least one year, subject to pre-determined discounts, conditions, and limitations set forth in the offering materials. Our board of directors suspended the share redemption program on June 1, 2018, pending the completion of the Mergers.

The Board of Directors previously had reopened the share redemption program for the third quarter, 2020 for redemptions sought for a stockholder’s death or qualifying disability, severe financial hardship, or upon a stockholder’s confinement to a long-term care facility. The purchase price for shares redeemed under the redemption program was determined for the third quarter to be the investor’s initial cost of the securities and will be the same for 4th quarter redemptions. The discounts from cost for the 4th quarter 2020 will remain as in the original redemption plan, although very few shareholders will be subject to any discount of the redemption price. Shareholders who were originally shareholders of Hartman Income REIT, Inc. and Hartman Short Term Income Properties XIX, Inc., which were recently merged with Hartman XX, will be able to redeem their Hartman XX shares at their full original purchase price.

Hartman XX will make a limited quantity of shares available for redemption based on the number of shares outstanding and other conditions and limitations. A stockholder may withdraw a request for redemption by submitting written instructions withdrawing its redemption request at any time prior to the date that we redeem the shares submitted.

Shareholders seeking redemptions should make a formal written request to shareholders services at 713-586-2663 or investorrelations@hartmaninvestment.com on or after October 1, 2020, to be eligible to participate in the share redemption program.

About Hartman
Hartman has extensive experience acquiring, owning, managing, and leasing commercial office, retail, light industrial and warehouse properties located in Texas. Since 1983, Hartman and its affiliated entities (including founder, Allen R. Hartman) have sponsored 23 programs and acquired interests in more than 100 real assets totaling approximately $800 million as of December 31, 2019.
Hartman XX was closed to new investors on March 31st, 2016.

1."Hartman" refers to Allen R. Hartman and affiliated companies